Exhibit h(1)

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SECOND AMENDED, RESTATED AND CONSOLIDATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This Second Amended, Restated and Consolidated Transfer Agency and Service Agreement, dated and effective as of April 1, 2014, is made to the Amended, Restated and Consolidated Transfer Agency and Service Agreement, dated as of January 1, 2008 as it may be amended, supplemented, restated or otherwise modified from time to time, by and among MassMutual Premier Funds (“MassMutual Premier Funds”), and MassMutual Select Funds (“MassMutual Select Funds”), and State Street Bank and Trust Company (the “Bank”) (the “Consolidated Agreement”).

WHEREAS, each of MassMutual Premier Funds and MassMutual Select Funds (collectively, the “Trusts”) is registered as an open end management investment Company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each of the Trusts is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets and the Trust is authorized to issue multiple classes in each such series (“Class(es)”);

WHEREAS, the Trusts are authorized to issue and have offered shares in each of the series and classes listed on Appendix A hereto (such series and Classes, together with all other series and Classes subsequently established by the Trusts and made subject to the Agreement in accordance with Section 18, being herein referred to as the “Fund(s)”);

WHEREAS, the Bank is duly registered as a transfer agent as provided in Section 17A(c) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”);

WHEREAS, the Boards of Trustees of each of the Trusts have previously approved the delegation of transfer agency duties and responsibilities to Investors Bank & Trust Company (“IBT”);

WHEREAS, IBT merged with and into the Bank, effective July 2, 2007, with the result that the Bank now serves as transfer agent to the Funds;

WHEREAS, the parties previously amended, restated and consolidated prior transfer agency agreements with IBT into the Consolidated Transfer Agency Agreement and the Bank agreed to do so as an accommodation to the Trusts notwithstanding that the Consolidated Transfer Agency Agreement was not identical to the form of transfer agency agreement customarily entered into by the Bank as transfer agent, in order that the transfer agency services to be provided to the Funds by the Bank, as successor by merger to IBT, may be made consistently and predictably to each of them;

WHEREAS, the parties desire to amend and restate the Consolidated Transfer Agency Agreement to remove all references to Massachusetts Mutual Life Insurance Company as a party to the agreement;

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NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties agree as follows:

1. Terms of Appointment Duties of the Bank.

1.1	Subject to the terms and conditions set forth in this Agreement, the Trusts hereby employ and appoint the Bank to act, and the Bank agrees to act as, (i) transfer agent for each of the Fund(s)’ authorized and issued shares of beneficial interest (“Shares”), (ii) dividend disbursing agent and (iii) agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Funds appearing on the record books of the Bank (“Shareholders”) and set out in the currently effective Prospectus and Statement of Additional Information, as each may be amended from time to time, (the “Prospectus”) of the Funds, including without limitation, any periodic investment plan or periodic withdrawal program.

1.2	Without limiting the generality of the foregoing, the Bank agrees that it will perform the following specific services for each Fund in accordance with the policies set forth in the Prospectus or established by the Trust’s Board of Trustees:

(a) In connection with procedures established from time to time by agreement between the Trusts and the Bank, the Bank shall:

(i) Receive for acceptance orders and payment for the purchase of Shares and promptly deliver payment and appropriate documentation therefor to the custodian of the Trusts appointed by the Board of Trustees of the Trusts (the “Custodian”);

(ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such issued Shares in the appropriate Shareholder account;

(iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

(iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption of shares, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vi) Prepare and transmit payments for dividends and distributions declared by the Trusts on behalf of the Funds;

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(vii) Create and maintain all necessary records including those specified in Article 10 hereof, in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act, and those records pertaining to the various functions performed by it hereunder. All records shall be available for inspection and use by the respective Trust. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by Rule 31 a-2 under the 1940 Act;

(viii) Make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the respective Trust. Upon reasonable notice by a Trust, the Bank shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Trust;

(ix) Record the issuance of Shares of the Trusts and maintain, pursuant to Rule l7Ad-l0(e) under the 1934 Act, a record of the total number of Shares of the Trusts by Fund and by Class which are authorized, based upon data provided to it by the Trusts, and issued and outstanding. The Bank shall also provide the Trusts on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the respective Trusts.

(b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in any Schedule hereto, the Bank shall: (i) except as provided in paragraph 1.3 herein or in writing and agreed to by the Bank and the respective Trust, perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program); including maintaining all Shareholder accounts. and (ii) provide a system which will enable the Trusts to monitor the total number of Shares sold in each State or jurisdiction in which Shares are sold and monitor the daily activity for each State or jurisdiction in which Shares of the Trusts are registered.

(c) Additionally, the Bank shall utilize a system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the Fund(s) of such transactions so identified on a daily and cumulative basis.

1.3 The Bank shall not be responsible for providing Shareholder services, including, but not limited to: preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, preparing and mailing Shareholder reports and prospectuses to current

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Shareholders, withholding federal taxes and preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal or state authorities for all Shareholders.

2. Sale of Shares of the Funds

2.1 Whenever the Trusts shall sell or cause to be sold any Shares of a Fund, the respective Trust shall deliver or cause to be delivered to the Bank a document or electronic file duly specifying:(i) the name of the Fund and the Class thereof whose Shares were sold; (ii) the number of Shares sold, trade date, and price; (iii) the amount of money to be delivered to the Custodian for the sale of such Shares and specifically allocated to such Fund; and (iv) in the case of a new account, a new account application or sufficient information to establish an account, and (v) the name of the Shareholder.

2.2 The Bank will, upon receipt by it of a check or other payment identified by it as an investment in Shares of a Fund and drawn or endorsed to the Bank as agent for, or identified as being for the account of, a Fund, promptly deposit such check or other payment to the appropriate account postings necessary to reflect the investment. The Bank will notify the respective Trust and the Custodian of all purchases and related account adjustments.

2.3 Under procedures as established by mutual agreement between the Trusts and the Bank, the Bank shall credit to the purchaser or its authorized agent’s account such Shares, computed to the nearest three decimal points, as such Shareholder is entitled to receive, based on the appropriate net asset value of shares in the Fund, determined in accordance with the Prospectus and any applicable federal law or regulation. In issuing Shares to a purchaser or its authorized agent, the Bank shall be entitled to rely upon the latest directions, if any, received by the Bank from the purchaser or its authorized agent concerning the delivery of such Shares. Unless otherwise agreed upon, the Bank shall have an obligation to provide confirmations of share transactions.

2.4 The Bank shall not be required to issue any Shares of a Fund where it has received a written instruction from the Trust or written notification from any appropriate federal or state authority that the sale of the Shares of the respective Fund has been suspended or discontinued, and the Bank shall be entitled to rely upon such written instructions or written notification.

2.5 Upon the issuance of any Shares of any Fund in accordance with foregoing provisions of this Section, the Bank shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Funds or the Trusts in connection with such issuance.

2.6 With respect to any Fund’s offering and sale of Shares at any time, and for all subsequent transfers of such Shares, the Funds and the Bank shall perform the duties described in Appendix B hereto in respect of applicable anti-money laundering laws and regulations. In addition, the Funds shall use best efforts to ensure that each investor’s

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and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity.. In the event that the Bank receives advice from counsel that access to underlying due diligence records pertaining to Shareholders is necessary to ensure compliance by the Bank with relevant anti-money laundering or other applicable laws or regulations, the Funds shall, upon request from the Bank, provide the Bank with copies of such due diligence records.

2.7 The Bank may establish such additional rules and regulations governing the transfer or registration of Shares as it may deem advisable and consistent with such rules and regulations generally adopted by transfer agents that are not otherwise inconsistent with this Consolidated Agreement.

3. Returned Checks. In the event that any check or other order for the transfer of money in payment for Fund Shares is returned unpaid for any reason, the Bank will take such steps as the Bank may, in its discretion, deem appropriate to protect the Trusts from financial loss or as the Trusts may instruct. The Bank shall not be liable for any loss suffered by a Fund as a result of returned or unpaid purchase or redemption transactions. Legal or other expenses incurred to collect amounts owed to a Fund as a consequence of returned or unpaid purchase or redemption transactions shall be an expense of that Fund.

4. Redemptions. Shares of any Fund may be redeemed in accordance with the procedures set forth in the Prospectus of the Fund and the Bank will duly process all redemption requests transmitted to it in accordance with the redemption policies set forth in the Prospectus.

5. Transfers and Exchanges. The Bank is authorized to review and process transfers of Shares of each Fund, exchanges between Funds on the records of the Funds maintained by the Bank, and exchanges between the Fund and any other entity as may be permitted by the Prospectus of the Fund and, if applicable, in accordance with instructions from the respective Trust. The Bank will, upon an order to transfer Shares by or on behalf of the registered holder thereof in proper form, credit the same to the transferee on its books. If Shares are to be exchanged for Shares of another Fund, the Bank will process such exchange in the same manner as a redemption and sale of Shares, except that it may in its reasonable discretion waive requirements for information and documentation.

6. Right to Seek Assurances. The Bank reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Bank, in its reasonable judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such transfer or redemption. The Bank may, in effecting transfers, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, which in the opinion of legal counsel for the Trusts do not require certain documents in connection with the transfer or redemption of Shares of any Fund, and the Trusts shall indemnify the Bank for any act done or omitted by it as aforesaid.

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7. Distributions.

7.1 The Trusts will promptly notify the Bank of the declaration of any dividend or distribution. The Trusts shall furnish to the Bank a resolution of the Board of Trustees of the Trusts certified by the Secretary or Clerk (a “Certificate”): (i) authorizing the declaration of dividends on a specified periodic basis and authorizing the Bank to rely on oral instructions or a certificate specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined and the amount payable per Share to Shareholders of record as of such record date and the total amount payable to the Bank on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by a Fund, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, and the amount payable per Share to the Shareholders of record as of the record date and the total amount payable to the Bank as the Trusts’ disbursing agent on the payment date.

7.2 To the extent that dividends are not automatically reinvested, the Bank, on behalf of the Trusts, shall instruct the Custodian to place in a dividend disbursing account funds equal to the cash amount of any dividend or distribution to be paid out. The Bank will calculate, prepare and mail checks to (at the address as it appears on the records of the Bank), or (where appropriate) credit such dividend or distribution to the account of, Shareholders of the Funds, and maintain and safeguard all underlying records.

7.3 The Bank will promptly replace lost checks at its reasonable discretion and in conformity with regular business practices.

7.4 The Bank will maintain all records necessary to reflect the crediting of dividends or distributions which are reinvested in Shares of a Fund, including without limitation daily dividends or distributions.

7.5 The Bank shall not be liable for any improper payments made in accordance with a resolution of the Board of Trustees of the Trusts or upon instruction of the Trusts.

7.6 If the Bank shall not receive from the Custodian sufficient cash to make payment to all Shareholders of the Trusts as of the record date, the Bank shall, upon notifying the Trusts, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to the Bank.

8. Other Duties. In addition to the duties expressly provided for herein, the Bank shall perform such other duties and functions and shall be paid such amounts therefor as may from time to time be agreed to by the Bank and the respective Trust in writing.

9. Taxes. On behalf of the Trusts, MML Investment Advisers, LLC or an affiliate will file all tax information returns concerning distributions such as the payment of dividends and capital gain distributions and tax withholding with federal, authorities as are required by law to be filed by the Trusts and shall withhold such sums as are required to be withheld by applicable federal law

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10. Books and Records.

10.1 The Bank shall maintain confidential records showing for each Shareholder’s account the following: (i) names, addresses and tax identification numbers; (ii) numbers of Shares of each Fund and Class held; (iii) historical information regarding the account of each Shareholder, including dividends and distributions paid and date and price of all transactions on a Shareholder’s account; (iv) any stop or restraining order placed against a Shareholder’s account; (v) information with respect to withholdings by each Fund; (vi) any capital gain or dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of a Shareholder’s account by Fund; (vii) any information required in order for the Bank to perform the calculations contemplated or required by this Agreement; and (viii) such other information and data as may be required by applicable law or as mutually agreed upon by the Bank and the respective Trust.

10.2 Any records required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by the Trusts during regular business hours upon reasonable prior notice. The Bank may, at its option at any time, and shall forthwith upon the respective Trust’s demand, turn over to the respective Trust and cease to retain in the Bank’s files, records and documents created and maintained by the Bank in performance of its service or for its protection. At the end of the retention period, such documents will either be turned over to the respective Trust, or destroyed in accordance with the Trust’s authorization.

10.3 Procedures applicable to the services to be performed hereunder may be established from time to time by the Bank. The Bank shall have the right to utilize any shareholder accounting and recordkeeping systems which, in its reasonable judgment, serves to perform any services to be performed hereunder.

10.4 The Trusts acknowledge that the databases, computer programs, screen formats, report formats, interactive design techniques and documentation manuals furnished to the Funds by the Bank as part of the Funds’ ability to access certain Fund-related data (“Customer Data”) maintained by the Bank under data access services controlled and owned by the Bank constitute copyrighted, trade secret or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Bank. In no event shall Proprietary Information be deemed Customer Data. The Trusts agree to treat all Proprietary Information as proprietary to the Bank and not to divulge any Proprietary Information to any person or entity except with the Bank’s prior written consent. The obligations of this Section 10.4 shall survive termination of this Consolidated Agreement.

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11. Fees and Expenses.

11.1 For performance by the Bank pursuant to this Agreement, each Trust agrees to pay the Bank an annual maintenance fee for each Shareholder account as set out in a schedule agreed to by the Bank and the Trusts from time to time. Such fees and out-of-pocket expenses and advances identified under Section 11.2 below may be changed from time to time subject to mutual written agreement between the Trusts and the Bank.

11.2 In addition to the fee paid under Section 11.1 above, the respective Trust shall reimburse the Bank for out-of-pocket expenses incurred by the Bank for the items set out in a schedule agreed to by all parties from time to time. In addition, any other expenses incurred by the Bank at the specific written request of a Trust including, without limitation, any equipment or supplies which such Trust specifically orders or requires the Bank to purchase, will be reimbursed by the respective Trust.

11.3 The Trusts shall pay all fees and reimbursable expenses within thirty days following their receipt of the respective billing notice therefor. Postage for mailing of dividends, proxies, Fund reports and other mailings to Shareholders of the Funds shall be advanced to the Bank by the Trusts at least seven (7) days prior to the mailing date of such materials

12. Representations and Warranties of the Bank.

The Bank represents and warrants to the Trusts that:

12.1 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

12.2 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Consolidated Agreement.

12.3 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Consolidated Agreement.

12.4 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Consolidated Agreement.

13. Representations and Warranties of the Trusts.

The Trusts represent and warrant to the Bank that:

13.1 Each is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

13.2 Each is empowered under applicable laws and by its trust documents and by-laws to enter into and perform this Consolidated Agreement

13.3. All proceedings required by said trust documents and by-laws have been taken to authorize each Trust to enter into and perform this Consolidated Agreement.

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13.4 Each trust is an open-end investment company registered under the 1940 Act.

13.5 A registration statement on Form N-lA (including a prospectus and statement of additional information) under the Securities Act of 1933 and the 1940 Act has been filed with the Commission and is currently effective, and will remain effective, and appropriate state securities law filings, if necessary, will be or have been made and will continue to be made, with respect to all Shares of the Trusts being offered for sale.

13.6 When Shares are hereafter issued in accordance with the terms of the Prospectus, such Shares shall be validly issued, fully paid and nonassessable by the Fund(s).

14. Indemnification.

14.1 Except as set forth in paragraphs 14.2 and 14.5 hereof, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the “Indemnified Parties”) be liable to the Trusts, and the respective Trust shall indemnify and hold the Bank and the Indemnified Parties harmless from and against any and all losses, damages, liability, charges, payments, costs and expenses, including counsel fees, (a “Claim”) arising out of or attributable to:

(a) Any actions taken or omitted to be taken by the Bank or the Indemnified Parties in good faith in reliance on, or use by the Bank or the Indemnified Parties of, information, records and documents which (1) are received by the Bank or the Indemnified Parties and furnished to such party by or on behalf of the Trust(s) or the Fund(s), (ii) that Bank reasonably believes to be genuine, authentic or properly signed, (iii) have been prepared and/or maintained by the Trust(s) or the Fund(s) or any other person or firm on behalf of the Trust(s) or the Fund(s), or (iv) were received by the Bank or the Indemnified Parties from a prior transfer agent.

(b) Any action taken or omitted to be taken by the Bank or the Indemnified Parties in good faith reliance upon any law, act, regulation (a “Regulation”) or interpretation of a Regulation even though such Regulation may thereafter have been altered, changed, amended or repealed.

(c) A Trust’s refusal or failure to comply with the terms of this Consolidated Agreement, or which arise out of a Trust’s or their directors’, trustees’, officers’, employees’, agents’, or subcontractors’ bad faith, negligence, willful misconduct, reckless disregard of duties hereunder, including knowing violations of law, or fraud or which arise out of the breach of any representation or warranty hereunder.

(d) The reliance on, or the carrying out by the Bank or the Indemnified Parties of, any instructions or requests, whether written or oral, of an officer or employee of the Trusts.

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(e) The offer or sale of Shares by the Trusts in violation of (i) any requirement under the federal securities laws or regulations; (ii) any requirement under the securities laws or regulations of any state that such Shares be registered in such State; or (iii) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares in such State.

(f) The negotiation and processing of any checks, including without limitation, for deposit into any Fund’s demand deposit account maintained by the Bank.

(g) All actions relating to the transmission of Fund or Shareholder data through NSCC clearing systems, if applicable.

(h) The failure of the Trusts to convey information regarding share purchase and redemptions in a timely manner.

(i) Any tax obligations under the tax laws of any country or of any state or political subdivision of either, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expense (including legal expenses) that may be assessed, imposed or charged against the Bank as transfer agent hereunder.

(j) On issues that are legal in nature, the Bank and the Indemnified Parties will be entitled to receive and act upon the advice of independent legal counsel of the Bank’s own selection, provided such counsel is chosen with reasonable care and which can be counsel for the Trust, and will be without liability for any action taken or thing done or omitted to be done in accordance with this Consolidated Agreement in good faith conformity with such advice. Except as otherwise agreed to by the Trust, the Bank shall pay the fees and expenses of independent legal counsel, unless such counsel is Trust counsel, in which case the fees and expenses of such counsel shall be paid by the respective Trust;

14.2 Indemnification by the Trusts of the Bank and the Indemnified Parties under this Consolidated Agreement shall not apply to actions or omissions of the Bank or any Indemnified Party as to its own bad faith, negligence, willful misconduct, or reckless disregard of duties hereunder, including knowing violations of law or fraud.

14.3 At any time the Bank may apply to any officer of the Trusts for instructions with respect to any matter arising in connection with the services to be performed by the Bank under this Consolidated Agreement. The Bank and the Indemnified Parties shall not be liable and shall be indemnified by the respective Trust for any action taken or omitted by it in reliance upon such instructions except for a knowing violation of law. The Bank and the Indemnified Parties shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trusts or the Funds, reasonably believed to be

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genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or the Indemnified Parties by machine readable input, telex, CRT data entry or other similar means authorized by the Fund(s), and the Bank and the Indemnified Parties shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof has been sent from the Fund(s) to the Bank.

14.4 In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Bank and the Trusts shall notify each other as soon as reasonably possible following the occurrence of an event described in this subsection.

14.5 Notwithstanding anything to the contrary in this Consolidated Agreement, no party to the Consolidated Agreement shall be liable to any other party for special, incidental or consequential damages, even if advised of the possibility of such damages.

14.6 In order that the indemnification provisions contained in this Article 14 shall apply, upon the assertion of a claim for which a an entity may be required to indemnify any Indemnified Party(ies), the Indemnified Party(ies) seeking the indemnification shall promptly notify the entity which may be required to indemnify of such assertion, and shall keep such entity advised with respect to all developments concerning such claim. The entity which may be required to indemnify shall have the option to participate with the Indemnified Party(ies) seeking indemnification in the defense of such claim. The Indemnified Party(ies) seeking indemnification shall in no case confess any claim or make any compromise in any case in which the entity which may be required to indemnify has not participated except with such entity’s prior written consent, which consent shall not be unreasonably withheld.

15. Covenants of the Trusts and the Bank.

15.1 The Trusts have furnished to the Bank the following:

(a) Officers’ Certificate stating that the Officers of the Trusts signing this Consolidated Agreement have the authority to bind the Trusts to the terms and conditions of this Consolidated Agreement, to appoint the Bank as Transfer Agent as provided herein, and to execute and deliver this Consolidated Agreement.

(b) A copy of the trust documents and by-laws of the Trusts and all amendments thereto.

(c) Copies of each vote of the Trustees of each Trust designating authorized persons to give instructions to the Bank, and a Certificate providing specimen signatures for such authorized persons.

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(d) Certificates as to any change in any officer or Trustee of the Trusts.

(e) All account application forms and other documents relating to Shareholder accounts or relating to any plan, program or service offered by the Trusts.

(f) A list of all Shareholders of the Fund(s) with the name, address and tax identification number of each Shareholder, and the number of Shares of the Fund(s) held by each, certificate numbers and denominations (if any certificates have been issued), lists of any account against which stops have been placed, together with the reasons for said stops, and the number of Shares redeemed by the Fund(s).

(g) An opinion of counsel for the Trusts with respect to the validity of the Shares and the status of such Shares under the Securities Act of 1933.

(h) Copies of the Funds registration statements on Form N-lA (if applicable) as amended and declared effective by the Securities and Exchange Commission and all post-effective amendments thereto.

15.2 The Trusts shall promptly furnish to the Bank the following:

(a) Any amendments or updates to the documents as specified in Section 16.1 of this Agreement.

(b) All documents listed in Section 16.1 hereof relating to any new or additional Fund(s) or series added to this Agreement pursuant to Section 18 hereof after the date hereof.

(c) Such other certificates, documents or opinions as the Bank may deem necessary or appropriate for the Bank in the proper performance of its duties hereunder.

15.3 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trusts for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of such forms and devices.

15.4 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules therunder, the Bank agrees that ‘all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the confidential property of the respective Trusts and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the respective Trusts on and in accordance with its request.

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15.5 The Bank and the Trusts agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Consolidated Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except (i) for the purposes set forth in this Consolidated Agreement, (ii)as is authorized by any Fund and the Bank, (iii) as is publicly available without breach of this Consolidated Agreement; (iv) as is already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Consolidated Agreement, or (v) as requested or required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process or as may be required by law or regulation.

15.6 In case of any requests or demands for the inspection of the Shareholder records of the Trusts, the Bank will endeavor to notify the respective Trust and to secure instructions from an authorized officer of the Trust as to such instruction. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be subject to enforcement or other action by any court or regulatory body for the failure to exhibit the Shareholder records to such person.

16. Term of Agreement.

16.1 The term of this Consolidated Agreement shall become effective with respect to each Fund on April 1, 2014 (the “Effective Date”) and shall continue in effect through January 1, 2017 (“Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, except as otherwise provided in Sections 16.2 and 16.3, this Consolidated Agreement shall automatically continue in full force and effect until either party terminates this Consolidated Agreement on at least six (6) months’ prior written notice to the other party.

16.2 In addition to Section 16.1 hereof, the Bank or the Trusts may terminate this Consolidated Agreement prior to the expiration of the Initial Term or any time thereafter in the event the other breaches any material provision of this Consolidated Agreement (and in the case of the Bank, in the event either Trust breaches any material provision of this Consolidated Agreement), provided that the non-breaching party gives written notice of such breach and the breaching party does not cure such breach within forty-five (45) days (and in the case of breach of Section 11 hereof, ten (10) days) of receipt of such notice.

16.3 If a majority of the Board of Trustees of a Trust reasonably determines that the performance by the Bank under this Consolidated Agreement does not meet industry standards for transfer agency services, written notice of such determination setting forth the reasons for such determination shall be provided to the Bank. In the event the Bank shall not, within forty-five (45) days after receipt of such notice, cure identified deficiencies in standards for transfer agency services to the reasonable satisfaction of such Board of Trustees, the Trust which sent such notice may, with the authorization of its Board of Trustees, terminate this Consolidated Agreement as to itself and its Funds at the expiration of such 45-day period.

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16.4 Following any termination of this Agreement, all out-of-pocket expenses associated with the movement of records and services will be borne by the Trusts. Additionally, the Bank reserves the right to invoice any terminating Trust any other reasonable expenses associated with such termination and subsequent conversion of records and services.

17. Additional Funds. In the event that the Trusts establish one or more series of Shares in addition to the series listed on Appendix A hereto with respect to which it desires to have the Bank provide services as transfer agent under the provisions of this Consolidated Agreement, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Fund hereunder and Appendix A shall be appropriately amended in writing by the parties.

18. Assignment.

18.1 Except as provided in Section 1.3 below, neither this Consolidated Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

18.2 This Consolidated Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

18.3 The Bank, may without further consent on the part of the Trusts, subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of the Bank, provided that the Bank shall give the Trusts 60 days’ prior notice or such shorter period as is practicable under the circumstances, and provided further that the Bank shall remain liable hereunder for any acts or omissions of any subcontractor as if performed by the Bank.

19. Amendment. This Consolidated Agreement may be amended or modified only by a written agreement executed by both parties.

20. Governing Law. This Consolidated Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

21. Merger of Agreement and Severability.

21.1 This Consolidated Agreement amends, restates and consolidates all transfer agency agreements prior referred to herein and constitutes the entire and current agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

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21.2 In the event any provision of this Consolidated Agreement shall be held unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

21.3 This Consolidated Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together, constitute only one instrument.

22. Notices. Any notice or other instrument in writing authorized or required by this Consolidated Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below:

To the Trusts

[Name of Trust]

100 Bright Meadow Blvd.

Enfield, CT 06082

Attention: President of the Trust

With a copy to:

Same address as above

Attention: Secretary of the Trust

To the Bank:

State Street Bank and Trust Company

200 Clarendon Street, P.O. Box 9130

Boston, Massachusetts 02117-9130

Attention: MassMutual Client Manager

With a copy to:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attention: Fund Administration Legal Department

23. Disclaimer and Limitation of Liability. A copy of each Trust’s Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees of shareholders individually but are binding upon the assets and property of the Trust; provided, however, that the Agreement and Declaration of Trust of the Trust provides that the assets of a particular series of the Trust shall under no circumstances be charged with liabilities attributable to any other series of the Trust and that all persons extending credit to, or contracting with or having any claim against a particular series of the Trust shall look only to the assets of that particular series for payment of such credit, contract or claim.

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24. Insurance. The Bank need not maintain any special insurance for the benefit of the Trusts. The Bank shall at all times maintain insurance coverages adequate for the nature of its operations, and shall provide the Trusts a memorandum of insurance summarizing its insurance coverages, upon request.

25. Business Continuity. Notwithstanding anything in this Consolidated Agreement to the contrary, the Bank shall implement and maintain reasonable disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of the Bank in a manner and time frame consistent with legal, regulatory and business requirements applicable to the Bank in its provision of transfer agency services hereunder.

26. Regulation GG. Each Trust hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). Each Trust hereby covenants and agrees that it shall not engage in an Internet gambling business. In accordance with Regulation GG, each Trust is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Bank pursuant to this Consolidated Agreement or otherwise between or among any party hereto.

27. Data Privacy. The Bank will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Trusts’ shareholders, employees, directors and/or officers that the Bank receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

28. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Consolidated Agreement and, except as may be required in carrying out this

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Consolidated Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Consolidated Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Consolidated Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

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IN WITNESS WHEREOF, the parties hereto have caused this Consolidated Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

MASSMUTUAL PREMIER FUNDS

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	CFO and Treasurer

MASSMUTUAL SELECT FUNDS

By:	/s/ Nicholas Palmerino
Name:	Nicholas Palmerino
Title:	CFO and Treasurer

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Appendices

Appendix A

Series or Portfolios

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APPENDIX A

To the

SECOND AMENDED, RESTATED and CONSOLIDATED TRANSFER AGENCY AND

SERVICE AGREEMENT effective as of April 1, 2014

Between MassMutual Premier Funds, MassMutual Select Funds and State Street Bank and Trust Company

Series or Portfolios

Portfolios	Classes
MassMutual Premier Funds
MassMutual Premier Diversified Bond Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier Core Bond Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier Value Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier Money Market Fund	R5
MassMutual Premier Small Cap Opportunities Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier Balanced Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier International Equity Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier Short-Duration Bond Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier Inflation-Protected and Income Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier High Yield Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier Disciplined Value Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier Disciplined Growth Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier Capital Appreciation Fund	R5, Service, Administrative, A, R3
MassMutual Premier Global Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier Main Street Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier Focused International Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Barings Dynamic Allocation Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Premier Strategic Emerging Markets Fund	I, R5, Service, Administrative, A, R4, R3

MassMutual Select Funds
MassMutual Select Small Cap Value Equity Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Small Company Value Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Small Company Growth Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Large Cap Value Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Fundamental Growth Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Growth Opportunities Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Focused Value Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Mid Cap Growth Equity II Fund	I, R5, Service, Administrative, A, R4, R3
MM S&P 500® Index Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Overseas Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Blue Chip Growth Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Fundamental Value Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM 2010 Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM 2015 Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM 2020 Fund	I, R5, Service, Administrative, A, R4, R3

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MassMutual RetireSMARTSM 2025 Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM 2030 Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM 2035 Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM 2040 Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM 2045 Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM 2050 Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM 2055 Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM In Retirement Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Diversified Value Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Strategic Bond Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Small Cap Growth Equity Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Mid-Cap Value Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select Diversified International Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select PIMCO Total Return Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual Select BlackRock Global Allocation Fund	I, R5, Service, Administrative, A, R4, R3
MM S&P® Mid Cap Index Fund	I, R5, Service, Administrative, A, R4, R3
MM Russell 2000® Small Cap Index Fund	I, R5, Service, Administrative, A, R4, R3
MM MSCI EAFE® International Index Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM Moderate Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM Moderate Growth Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM Growth Fund	I, R5, Service, Administrative, A, R4, R3
MassMutual RetireSMARTSM Conservative Fund	I, R5, Service, Administrative, A, R4, R3

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APPENDIX B

to the

SECOND AMENDED, RESTATED and CONSOLIDATED TRANSFER AGENCY AND

SERVICE AGREEMENT effective as of April 1, 2014

Between

MassMutual Premier Funds, MassMutual Select Funds, and State Street Bank and Trust Company

Anti-Money Laundering Process and Procedures under the USA PATRIOT Act of 2001

1.	Duties:

1.1	Duties of the Funds. The Funds shall perform the following functions:

(a) Notice. The Funds or their agent(s) shall provide notice to the Funds’ prospective account holders that information is being requested to verify their identity in order to combat money laundering and terrorist financing.

(b) Information Collection. The Funds or their agent(s) shall obtain identifying information from each of their respective customers (each a “Fund Customer”), under applicable laws and regulations, which includes, at a minimum: (i) name, (ii) date of birth (if applicable), (iii) address and (iv) taxpayer identification number for individuals and equivalent information for entities.

(c) Identity Verification. The Funds shall be solely responsible for verifying their respective Fund Customers’ identification through appropriate documentary or non-documentary methods. To the extent the Funds’ customer identification procedures (“CIP”) require documentary identity verification for any Fund Customer, such as review of government-issued identification cards, the Funds or their agent shall be solely responsible for obtaining and reviewing the appropriate documentation.

(d) Recordkeeping. The Funds shall collect or, if applicable, create, and retain the required records documenting the performance of these functions in accordance with, and for the periods required by, applicable law or regulation.

1.2	Duties of the Bank. The Bank shall perform the following functions:

(a) OFAC Compliance. The Bank shall screen name and address information of new and existing Fund Customers against lists of known or suspected terrorists or terrorist organizations prepared by any federal government agency and referred to the Bank in accordance with the Bank’s CIP Program and all federal government directives related to such lists. These lists include, but are not limited to, those prepared by the OFAC of the U.S. Department of the Treasury which administers and enforces economic and trade sanctions against targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers based on U.S. foreign policy and national security goals. Such screening shall occur nightly. In the event that a new or existing Fund Customer matches a name contained on

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one of the foregoing lists and the Bank cannot resolve such match in accordance with the Bank’s CIP Program, the Bank shall not open such customer’s account, shall freeze such customer’s assets and will immediately inform the applicable Fund’s AML Compliance Officer of the foregoing circumstances who shall take such other action as may be required by applicable law or regulation.

(b) Identity Verification for Direct Customers. The Bank shall be responsible for verifying the CIP information only for those customers who place trades in the Funds by directly contacting the Bank (“Direct Customers”). To the extent the Bank’s CIP requires documentary identity verification for any Direct Customer, such as government-issued identification cards, the Funds shall assist the Bank in obtaining the appropriate documentation.

(c) Transaction Monitoring and Suspicious Activity Reporting. The Bank shall monitor transactions in customer accounts using a risk-based approach. The Bank shall use the definitions provided in the applicable rules and regulations promulgated under the Bank Secrecy Act to determine what activity may be suspicious. Any suspicious activity identified shall be reported to the Bank’s AML Compliance Officer who shall provide the applicable Fund’s AML Compliance Officer with all available information related to the activity in question. A Fund’s AML Compliance Officer shall be responsible for determining whether to file a Suspicious Activity Report (“SAR”) on behalf of the Fund and for the completion of any such filing. If appropriate, the Bank’s AML Compliance Officer will then ensure a SAR is properly filed on behalf of the Bank. Each party will ensure it has appropriate section 314(b) certifications on file to permit such sharing of information.

(d) Recordkeeping. The Bank will create and retain the required records documenting the performance of the duties of the Bank enumerated herein in accordance with, and for the periods required by, applicable law or regulation.

2.	Certifications. The Bank shall certify to the Funds, on a quarterly basis and in such form as the Bank and the Funds may mutually agree on, that:

(a) it has established an AML Program which is reasonably designed to prevent money laundering or the financing of terrorist activities in accordance with the Acts;

(b) it has designated an individual or individuals responsible for implementing and monitoring its AML Program;

(c) it has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to its AML Program;

(d) it provides for periodic, but at a minimum annual, independent testing of those Policies; and

(e) it has performed the functions it has agreed to perform pursuant to this Agreement.

Upon request, which generally will not exceed more than once annually, the Funds shall provide the same certifications to the Bank as are described in this section and in such form as the Bank and the Funds may mutually agree on.

3.	Consent to Examination

Each party understands and acknowledges that each remains responsible for ensuring its compliance with the USA PATRIOT Act and that the records each maintains for the other relating to their AML Program may be subject, from time to time, to examination and/or inspection by federal regulators, the Bank’s or the Funds’ auditors as part of the periodic testing of their AML Program. Each party hereby consents to such examination and/or inspection and agrees to cooperate with such examiners and auditors in connection with their review. For purposes of such examination and/or inspection, each will use its best efforts to make available during normal business hours, all required records and information concerning the functions each performs under this agreement for review by such examiners and auditors. Each party shall provide the other with notice of any pending or planned examinations as soon as practicable after the party to be examined is notified of such examination. Additionally, upon request, each party shall provide copies of their AML Program policies and procedures.

4.	Limitation of Delegation

The Funds and the Bank acknowledge and agree that in accepting their duties hereunder, they are agreeing to perform only those aspects of the other parties AML Program as specified in Section 1 above. The Funds and the Bank are not undertaking and shall not be responsible for any other aspect of a party’s AML Program or for a party’s overall compliance with the USA PATRIOT Act.

5.	Modifications

In the event that either party materially amends its CIP program, it shall promptly provide a copy of such amended CIP program to the other party’s appointed AML Compliance Officer